Composite Of

Restated Certificate of Incorporation

of

American Electric Power Company, Inc.

Under Section 807 of the Business Corporation Law

As filed with the Department of State
of the State of New York
on November 5, 1997
and
amended as filed on
February 4, 1999
September 15, 1999
April 28, 2009
April 23, 2015
April 26, 2019
April 26, 2022
And
May 6, 2026

COMPOSITE OF
RESTATED CERTIFICATE OF INCORPORATION
OF
AMERICAN ELECTRIC POWER COMPANY, INC.
Under Section 807 of the Business Corporation Law

The undersigned, being respectively the Executive Vice President and Assistant Secretary of American Electric Power Company, Inc., hereby certify that:

    I.     Name. The name of the corporation is AMERICAN ELECTRIC POWER COMPANY, INC. The name under which the corporation was formed is American Gas and Electric Company.

    II.     Date of Filing of Certificate of Incorporation. The certificate of consolidation forming the corporation was filed by the Department of State on February 18, 1925.

    III.    Original Certificate Superseded. The certificate of incorporation, as amended heretofore, is hereby restated without further amendment or change to read as herein set forth in full:

1.The name of the corporation shall be AMERICAN ELECTRIC POWER COMPANY, INC.

2.The purposes for which the corporation is formed are:

    (a)    To acquire, hold and dispose of the stock, bonds, notes, debentures and other securities and obligations (hereinafter called "securities") of any person, firm, association, or corporation, private, public or municipal, or of any body politic, including, without limitation, securities of electric and gas utility companies; and while the owner of such securities, to possess and exercise in respect thereof all the rights, powers and privileges of ownership thereof, including voting power;

    (b)    To aid in any manner permitted by law any person, firm, association or corporation in whose securities the corporation may be interested, directly or indirectly, and to do any other act or thing permitted by law for the preservation, protection, improvement or enhancement of the value of such securities or the property represented thereby or securing the same or owned, held or possessed by such person, firm, association or corporation;

    (c)     To acquire, construct, own, maintain, operate and dispose of real or personal property used or useful in the business of an electric utility company or gas utility company and such other real or personal property as may be permitted by law; and

    (d)    To do everything necessary, proper, advisable or convenient for the accomplishment of the foregoing purposes, and to do all other things incidental to them or connected with them that are not forbidden by law or by this certificate of incorporation.

3.The city and county in which the office of the corporation is to be located are the City and County of New York.

4.1. The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is Nine Hundred Fifty Million (950,000,000) shares, which shall be divided into two classes as follow:

    Nine Hundred Million (900,000,000) shares of Common Stock, par value of $6.50 per share (“Common Stock”); and

    Fifty Million (50,000,000) shares of Preferred Stock, par value of $0.01 per share (“Preferred Stock”). Preferred Stock may be issued from time to time by the Corporation for such consideration as may be fixed by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors is expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further shareholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) and as may be permitted by the New York Business Corporation Law. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall be expressly granted thereto by this Restated Certificate of Incorporation (including any certificate of amendment relating to such series of Preferred Stock.

4.2. Each share of the Common Stock shall be equal in all respects to every other share of the Common Stock. Every holder of record of the Common Stock shall have one vote for each share of Common Stock held by him or her for the election of directors and upon all other matters. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of amendment relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of amendment relating to any series of preferred Stock) or pursuant to the New York Business Corporation Law.

4.3. The corporation may, at any time and from time to time, issue and dispose of any of the authorized and unissued shares of the Common Stock for such consideration as may be fixed by the Board of Directors, subject to any provisions of law then applicable, and subject to the provisions of any resolutions of the stockholders of the corporation relating to the issue and disposition of such shares.

4.4. No present or future holder of any shares of the corporation of any class or series, whether heretofore or hereafter issued, shall have any preemptive rights with respect to (1) any shares of the corporation of any class or series, or (2) any other security of the corporation convertible into or carrying rights or options to purchase such shares.

5.Directors shall hold office after the expiration of their terms until their successors are elected and have qualified. Directors need not be stockholders.

6.To the fullest extent permitted by the New York Business Corporation Law as it exists on the date hereof or as it may hereafter be amended, no director of the corporation shall be liable to the corporation or its stockholders for damages for any breach of duty as a director. Any repeal or modification of the foregoing sentence by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

7.The Secretary of State of the State of New York is hereby designated as the agent of the corporation upon whom any process in any action or proceeding against it may be served. The address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o CT Corporation System, 111 Eighth, New York, NY 10011.

8.The name of the registered agent upon whom and the address of the registered agent at which process against the corporation may be served is: c/o CT Corporation System, 111 Eighth, New York, NY 10011.

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